Exhibit 99.1

AITX Investor AMA / Q&A Questions Revealed

CEO/CTO Tackles Tough Investor Questions on Profitability, Dilution, Uplist Timing, Revenue Milestones, Compensation, Product Roadmap, and More

Detroit, Michigan, June 4, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCPK:AITX), a global leader in AI-driven security and productivity solutions, today announced that CEO/CTO and founder Steve Reinharz, will present an investor-focused Ask Me Anything (AMA) session addressing the questions and concerns most relevant to shareholders. The video AMA, set for release on Saturday, June 7, 2025, at 9 a.m. Eastern Time, will replace the Company's usual Weekend Update and will be available on AITX's official YouTube channel.

During the session, Reinharz delivers direct, in-depth responses to the top investor questions shaping AITX's future and strategy. In the upcoming AMA / Q&A, Reinharz provides direct answers to ten of the most pressing investor questions, including:

  How does AITX approach driving long-term shareholder value?
  Will the Company survive another year?
  What is AITX's roadmap to operational profitability?
  When will dilution stop, or when will the outstanding share count stabilize?
  How much money does Reinharz make?
  What is the outlook for year-end recurring monthly revenue (RMR)?
  When does management expect the Company to uplist to NASDAQ, and how could that benefit small investors?
  What can retail shareholders and supporters do to help the Company?
  Is there an opportunity for AITX products to be featured on national televised shopping platforms?
  Will there be a solar-powered RADCam offering in the future?

Reinharz emphasized the value of transparent communication with the Company's growing investor base. "Our investor community deserves candid updates and real answers," Reinharz stated. "This AMA provides the perfect forum to address the questions that matter most, outline our strategy, and ensure our shareholders understand where we're headed."

Reinharz noted that this session was prompted by nearly 100 questions submitted by investors, fans, and followers eager for greater clarity on the Company's financial trajectory, operational goals, and product strategy. The topics chosen for the AMA reflect both the Company's most frequent inquiries and its commitment to long-term growth.

Investors, followers, and anyone interested in AITX's progress are encouraged to watch the full AMA session on the Company's official YouTube channel beginning Saturday, June 7 at 9 a.m. Eastern Time. For a comprehensive overview of AITX's business, solutions, and growth strategy, the latest Company Profile is available for download at https://aitx.ai/request-aitx-company-profile/.

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, reinforcing the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues, sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. There is no guarantee that the Company will achieve a NASDAQ listing, achieve operational cash flow positive status, or reach $1 million per month in recurring monthly revenue. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

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1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/